UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 3)


                                 Escalon Medical Corp.
                                    (Name of Issuer)

                               Common Stock, no par value
                             (Title of Class of Securities)

                                      457965-10-1
                                     (CUSIP Number)






             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


















     CUSIP No. 457965-10-1           SCHEDULE 13G                   Page 2 of 21



       1   Name Of Reporting Person H&Q LIFE SCIENCE TECHNOLOGY FUND I

           IRS Identification No. Of Above Person                    94-3051434
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             PN











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                   Page 3 of 21



       1   Name Of Reporting Person H&Q LIFE SCIENCE VENTURES

           IRS Identification No. Of Above Person                    94-2969639
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             PN











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                   Page 4 of 21



       1   Name Of Reporting Person H&Q LST MANAGERS I

           IRS Identification No. Of Above Person                    94-3051435
       2   Check The Appropriate Box If A Member Of A Group           (a) [ ]

                                                                      (b) [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             PN











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                   Page 5 of 21



       1   Name Of Reporting Person H&Q LSV MANAGERS

           IRS Identification No. Of Above Person                    94-3069512
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                                [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             PN











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                   Page 6 of 21



       1   Name Of Reporting Person ROBERT FEENEY

           IRS Identification No. Of Above Person                   ###-##-####
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             IN











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                   Page 7 of 21



       1   Name Of Reporting Person THH/RJK

           IRS Identification No. Of Above Person                    94-3051436
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             PN











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                   Page 8 of 21



       1   Name Of Reporting Person THEO HEINRICHS

           IRS Identification No. Of Above Person                   ###-##-####
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             IN











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                   Page 9 of 21



       1   Name Of Reporting Person ROBERT KUNZE

           IRS Identification No. Of Above Person                   ###-##-####
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             IN











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                  Page 10 of 21



       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURE PARTNERS

           IRS Identification No. Of Above Person                    94-2949080
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             PN











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                  Page 11 of 21



       1   Name Of Reporting Person HAMBRECHT & QUIST CALIFORNIA

           IRS Identification No. Of Above Person                    94-2856927
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             CO











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                  Page 12 of 21



       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-3246636
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                         Delaware

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                           HC, CO











     020797/f-505404:/W1/324225


     CUSIP No. 457965-10-1           SCHEDULE 13G                  Page 13 of 21



       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####
       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]

       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF        6    Shared Voting Power
           SHARES
        BENEFICIALLY                                5,000
       OWNED BY EACH
         REPORTING        7    Sole Dispositive Power
        PERSON WITH
                                                     -0-

                          8    Shared Dispositive Power

                                                    5,000

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                           5,000
       10   Check Box If The Aggregate Amount In Row (9) Excludes
            Certain Shares*                                               [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%

       12   Type Of Reporting Person*

                                             IN











     020797/f-505404:/W1/324225






             CUSIP No. 457965-10-1        13G          Page 14 of 21 Pages



                       This Amendment No. 3 (the "Amendment") to
             Schedule 13G is being filed because of sales and purchases by certain reporting persons.

             Item 1(a).     Name of Issuer.

                       Escalon Medical Corp., formerly known as
             Intelligent Surgical Lasers, Inc. (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                       182 Tamarack Circle, Skillman, NJ 08558.

             Item 2(a).     Names of Persons Filing.

                       Reference is made to Item 1 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                       The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).     Citizenship.

                       Reference is made to Item 4 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(d).     Title of Class of Securities.

                       Common Stock, no par value ("Common Stock").

             Item 2(e).     CUSIP Number.

                       457965-10-1

             Item 3.   Type of Reporting Person.

                       Not applicable.








     020797/f-505404:/W1/324225






             CUSIP No. 457965-10-1        13G          Page 15 of 21 Pages



             Item 4.   Ownership.

                       Reference is hereby made to Items 5-9 and 11 of
             each of the cover pages to this Amendment, which Items are incorporated by reference herein. At December 31, 1996, the following persons directly owned the following shares of Common Stock or warrants to acquire shares of Common Stock:


                                   Common Stock    Warrants
                                     Directly      Directly
              Person                   Owned        Owned       Total

              H&Q Life Science
                Technology Fund I       -0-         5,000       5,000

              H&Q Life Science                        -0-         -0-
                Ventures                -0-         _____       -----

              TOTAL                     -0-         5,000       5,000
                                        ===         =====       =====

                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with H&Q LST Managers I, H&Q LSV Managers, Robert Feeney, THH/RJK, Theo Heinrichs, Robert Kunze, Hambrecht & Quist Venture Partners, Hambrecht & Quist California, Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Amendment shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners of Hambrecht & Quist Venture Partners and/or the directors and executive officers of Hambrecht & Quist California or Hambrecht & Quist Group might be deemed the "beneficial owners" of some or all of the securities to which this Amendment relates in that they might be deemed to share the power to direct the voting and disposition of such securities. Neither the filing of this Amendment nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Amendment


     020797/f-505404:/W1/324225






             CUSIP No. 457965-10-1        13G          Page 16 of 21 Pages



             relates, and such beneficial ownership is expressly disclaimed.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       If this statement is being filed to report the fact
             that as of the date hereof, the reporting persons have ceased to be the beneficial owners of more than 5% of the Common Stock, check the following: [x]

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.


















     020797/f-505404:/W1/324225






             CUSIP No. 457965-10-1        13G          Page 17 of 21 Pages



                                        Signatures

                       After reasonable inquiry and to the best of their
             knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

             DATED:  February 12, 1997.

             H&Q LIFE SCIENCE TECHNOLOGY       ROBERT FEENEY
             FUND I


             By: /s/ Jackie A. Berterretche    By: /s/ Eileen Thomas
                  __________________________       ___________________________
                 Jackie A. Berterretche            Eileen Thomas
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q LIFE SCIENCE VENTURES         THH/RJK


             By: /s/ Jackie A. Berterretche    By: /s/ Eileen Thomas
                  __________________________       ___________________________
                 Jackie A. Berterretche            Eileen Thomas
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q LST MANAGERS I                THEO HEINRICHS


             By: /s/ Jackie A. Berterretche    By: /s/ Eileen Thomas
                  __________________________       ___________________________
                 Jackie A. Berterretche            Eileen Thomas
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q LSV MANAGERS                  ROBERT KUNZE


             By: /s/ Jackie A. Berterretche    By: /s/ Eileen Thomas
                  __________________________       ___________________________
                 Jackie A. Berterretche            Eileen Thomas
                 Attorney-in-Fact                  Attorney-in-Fact







     020797/f-505404:/W1/324225






             CUSIP No. 457965-10-1        13G          Page 18 of 21 Pages



             HAMBRECHT & QUIST VENTURE         HAMBRECHT & QUIST GROUP
             PARTNERS


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                  __________________________       ___________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             HAMBRECHT & QUIST CALIFORNIA      WILLIAM R. HAMBRECHT


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                  __________________________       ___________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact



































     020797/f-505404:/W1/324225






             CUSIP No. 457965-10-1        13G          Page 19 of 21 Pages



                                       EXHIBIT INDEX



             Exhibit A      Joint Filing Undertaking           Page 20














































     020797/f-505404:/W1/324225






             CUSIP No. 457965-10-1        13G          Page 20 of 21 Pages



                                         EXHIBIT A

                                 JOINT FILING UNDERTAKING

                       The undersigned, being duly authorized thereunto,
             hereby execute this agreement as an exhibit to the Amendment to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Amendment and any subsequent amendment jointly on behalf of each of such parties.

             DATED:  February 12, 1997.

             H&Q LIFE SCIENCE TECHNOLOGY       ROBERT FEENEY
             FUND I


             By: /s/ Jackie A. Berterretche    By: /s/ Eileen Thomas
                  __________________________       ___________________________
                 Jackie A. Berterretche            Eileen Thomas
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q LIFE SCIENCE VENTURES         THH/RJK


             By: /s/ Jackie A. Berterretche    By: /s/ Eileen Thomas
                  __________________________       ___________________________
                 Jackie A. Berterretche            Eileen Thomas
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q LST MANAGERS I                THEO HEINRICHS


             By: /s/ Jackie A. Berterretche    By: /s/ Eileen Thomas
                  __________________________       ___________________________
                 Jackie A. Berterretche            Eileen Thomas
                 Attorney-in-Fact                  Attorney-in-Fact


             H&Q LSV MANAGERS                  ROBERT KUNZE


             By: /s/ Jackie A. Berterretche    By: /s/ Eileen Thomas
                  __________________________       ___________________________
                 Jackie A. Berterretche            Eileen Thomas
                 Attorney-in-Fact                  Attorney-in-Fact



     020797/f-505404:/W1/324225






             CUSIP No. 457965-10-1        13G          Page 21 of 21 Pages



             HAMBRECHT & QUIST VENTURE         HAMBRECHT & QUIST GROUP
             PARTNERS


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                  __________________________       ___________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact

             HAMBRECHT & QUIST CALIFORNIA      WILLIAM R. HAMBRECHT


             By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
                  __________________________       ___________________________
                 Jackie A. Berterretche            Jackie A. Berterretche
                 Attorney-in-Fact                  Attorney-in-Fact



































     020797/f-505404:/W1/324225